Exhibit 99.1

FOR RELEASE: Thursday, January 27, 2022 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR

THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2021

Shreveport, Louisiana – January 27, 2022 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2021 of $1.2 million compared to net income of $1.4 million reported for the three months ended December 31, 2020. The Company’s basic and diluted earnings per share were $0.36 and $0.34, respectively, for the three months ended December 31, 2021 compared to basic and diluted earnings per share of $0.44 and $0.42, respectively, for the three months ended December 31, 2020. The Company reported net income of $2.5 million for the six months ended December 31, 2021, compared to $2.7 million for the six months ended December 31, 2020. The Company’s basic and diluted earnings per share were $0.79 and $0.73, respectively, for the six months ended December 31, 2021 compared to $0.82 and $0.79, respectively, for the six months ended December 31, 2020.

The Company reported the following during the six months ended December 31, 2021:

■

Total deposits increased $5.6 million or 1.1% to $512.2 million at December 31, 2021, compared to $506.6 million at June 30, 2021, however time deposits decreased $24.6 million, or 22.6%, to $84.4 million at December 31, 2021, compared to $109.0 million at June 30, 2021.

■	Total mortgage loans originated for sale were $58.4 million for the three months ended December 31, 2021.
■

In July 2021, we announced plans to enter the Minden, Louisiana market area. In September 2021, we opened a loan production office with a team of six seasoned local bankers, which converted to a full service branch in October 2021.

■

Gross loans, excluding SBA PPP loans for the three months ended December 31, 2021 increased $24.8 million, or 7.5%, to $354.6 million at December 31, 2021, compared to $329.8 million at September 31, 2021. SBA PPP loans at December 31, 2021 and September 31, 2021 totaled $10.9 million and $13.7 million, respectively. The pipeline for our commercial loan originations remains strong.

■	In December 2021, we opened our ninth full service branch office located in Shreveport, Louisiana.
■

Loan income decreased $1.0 million for the six month period ended December 31, 2021 compared to the same period ended December 31, 2020 due in part to a reduction for the 2021 period compared to the same period in 2020 of $444,000 in SBA PPP loan income, and a reduction of $204,000 in held-for-sale loan income.

The Company has worked diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act extended the authority to make SBA PPP loans through May 31, 2021. As of December 31, 2021, Home Federal Bank has funded 597 SBA PPP loans totaling approximately $68.8 million to existing customers and key prospects located primarily in our trade area of NW Louisiana. Our commercial lenders and operational support staff have worked diligently to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses. We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community. We have had $57.9 million of SBA PPP loans that have been forgiven which represents 84.1% of the total amount of loans funded. The provision for loan losses for the six months ended December 31, 2021 was $61,000 compared to $1.3 million for the six months ended December 31, 2020. The decrease is mainly due to improved economic quality factors along with an improvement in our overall credit quality.

The decrease in net income for the three months ended December 31, 2021, as compared to the prior year quarter resulted primarily from a $472,000, or 31.3%, decrease in non-interest income, a decrease of $290,000, or 6.5%, in net interest income, an increase of $94,000, or 2.6%, in non-interest expense, partially offset by a decrease of $539,000, or 89.8%, in provision for loan losses, and a $90,000, or 23.1%, decrease in provision for income taxes. The decrease in the provision for loan losses for the three months ended December 31, 2021, was primarily due to improvement in economic and credit quality factors. The decrease in net interest income for the three months ended December 31, 2021 was primarily due to a $694,000, or 12.9%, decrease in total interest income, partially offset by a decrease of $404,000, or 44.6% in total interest expense. The Company’s average interest rate spread was 2.99% for the three months ended December 31, 2021 compared to 3.23% for the three months ended December 31, 2020. The Company’s net interest margin was 3.15% for the three months ended December 31, 2021 compared to 3.50% for the three months ended December 31, 2020.

The decrease in net income for the six months ended December 31, 2021 resulted primarily from a $1.2 million, or 36.1%, decrease in non-interest income, an increase of $206,000, or 2.9%, in non-interest expense, a decrease of $54,000, or 0.6% in net interest income, partially offset by a decrease of $1.2 million, or 95.3%, in provision for loan losses, and a decrease of $60,000, or 8.4%, in provision for income taxes. The decrease in the provision for loan losses for the six-month period was primarily due to improvement in economic and credit quality factors. The decrease in net interest income for the six-month period was primarily due to a $904,000, or 8.7%, decrease in total interest income, partially offset by an $850,000, or 44.7%, decrease in total interest expense. The Company’s average interest rate spread was 2.99% for the six months ended December 31, 2021 compared to 3.06% for the six months ended December 31, 2020. The Company’s net interest margin was 3.15% for the six months ended December 31, 2021 compared to 3.34% for the six months ended December 31, 2020.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended December 31,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$359,186	4.76%	$378,516	5.32%
Investment securities	96,765	1.41	60,890	1.84
Interest-earning deposits	70,847	0.17	68,242	0.14
Total interest-earning assets	$526,798	3.53%	$507,648	4.20%

Interest-bearing liabilities:
Savings accounts	$136,482	0.29%	$101,802	0.60%
NOW accounts	47,633	0.12	43,605	0.22
Money market accounts	87,012	0.12	73,316	0.35
Certificates of deposit	92,477	1.43	147,322	1.71
Total interest-bearing deposits	363,604	0.52	366,045	0.95
Other bank borrowings	1,643	3.86	2,043	3.55
FHLB advances	857	4.63	933	4.49
Total interest-bearing liabilities	$366,104	0.54%	$369,021	0.97%

	For the Six Months Ended December 31,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$351,063	4.92%	$379,377	5.08%
Investment securities	91,518	1.49	59,021	2.02
Interest-earning deposits	86,289	0.15	64,447	0.13
Total interest-earning assets	$528,870	3.55%	$502,845	4.09%

Interest-bearing liabilities:
Savings accounts	$134,811	0.31%	$98,211	0.63%
NOW accounts	49,011	0.11	42,108	0.26
Money market accounts	87,002	0.12	73,248	0.38
Certificates of deposit	96,920	1.47	151,821	1.75
Total interest-bearing deposits	367,744	0.54	365,388	1.00
Other bank borrowings	1,643	3.14	1,898	3.24
FHLB advances	857	4.86	971	4.70
Total interest-bearing liabilities	$370,244	0.56%	$368,257	1.02%

The $472,000 decrease in non-interest income for the three months ended December 31, 2021, compared to the prior year quarterly period, was primarily due to a decrease of $497,000 in gain on sale of loans, and a $5,000 decrease in income from bank owned life insurance, partially offset by an increase of $29,000 in service charges on deposit accounts, and a $1,000 increase in other non-interest income. The $1.2 million decrease in non-interest income for the six months ended December 31, 2021 compared to the prior year six-month period was primarily due to a decrease of $1.2 million in gain on sale of loans, and a decrease of $12,000 in income from bank owned life insurance, partially offset by a $49,000 increase in service charges on deposit accounts. The decreases in gain on sale of loans for both the quarter and six-month periods were primarily due to a decrease in refinance activity causing a decrease in mortgage loan originations. The Company sells most of its long-term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $94,000 increase in non-interest expense for the three months ended December 31, 2021, compared to the same period in 2020, is primarily attributable to increases of $168,000 in compensation and benefits expense, $55,000 in audit and examination fees, $53,000 in franchise and bank shares tax expense, $50,000 in occupancy and equipment expense, $23,000 in advertising expense, $13,000 in other non-interest expenses, and $1,000 in deposit insurance premiums expense. The increases were partially offset by decreases of $200,000 in real estate owned valuation adjustment expense, $29,000 in legal fees, $25,000 in data processing expense, and $15,000 in loan and collection expense. The $206,000 increase in non-interest expense for the six months ended December 31, 2021, compared to the same six month period in 2020, is primarily attributable to increases of $164,000 in compensation and benefits expense, $102,000 in occupancy and equipment expense, $73,000 in franchise and bank shares tax expense, $71,000 in advertising expense, $61,000 in audit and examination fees expense, $32,000 in other non-interest expenses, and $9,000 in deposit insurance premium expense, partially offset by decreases of $200,000 in real estate owned valuation adjustment expense, $59,000 in legal fees, $37,000 in loan and collection expense, and $10,000 in data processing expense.

At December 31, 2021, the Company reported total assets of $571.3 million, an increase of $5.6 million, or 1.0%, compared to total assets of $565.7 million at June 30, 2021. The increase in assets was comprised primarily of increases in loans receivable, net of $24.9 million, or 7.4%, from $336.4 million at June 30, 2021 to $361.3 million at December 31, 2021, investment securities of $14.3 million, or 16.9%, from $84.3 million at June 30, 2021 to $98.5 million at December 31, 2021, premises and equipment of $1.1 million, or 7.1%, from $14.9 million at June 30, 2021 to $16.0 million at December 31, 2021, and bank owned life insurance of $55,000, or 0.8%, from $7.2 million at June 30, 2021 to $7.3 million at December 31, 2021. These increases were partially offset by decreases in cash and cash equivalents of $30.0 million, or 28.7%, from $104.4 million at June 30, 2021 to $74.4 million at December 31, 2021, loans held-for-sale of $4.2 million, or 29.4%, from $14.4 million at June 30, 2021 to $10.2 million at December 31, 2021, other assets of $246,000, or 14.0%, from $1.8 million at June 30, 2021 to $1.5 million at December 31, 2021, deferred tax assets of $196,000, or 23.9%, from $819,000 at June 30, 2021 to $623,000 at December 31, 2021, accrued interest receivable of $33,000, or 2.8%, from $1.2 million at June 30, 2021 to $1.1 million at December 31, 2021, and real estate owned of $8,000, or 2.1% from $383,000 at June 30, 2021 to $375,000 at December 31, 2021. The decrease in cash and cash equivalents was primarily due to the funding of additional loan growth with excess liquidity. The increase in loans receivable, net, was primarily due to an increase of $24.1 million in commercial real estate loans. The increase in investment securities was primarily due to security purchases of $24.8 million offset by principal repayments on mortgage backed securities of $10.2 million. The decrease in loans held-for-sale primarily reflected a reduction in loans originated for sale during the six-month period.

Total liabilities increased $4.9 million, or 0.9%, from $513.0 million at June 30, 2021 to $517.9 million at December 31, 2021 primarily due to increases in total deposits of $5.6 million, or 1.1%, to $512.2 million at December 31, 2021 compared to $506.6 million at June 30, 2021, and $100,000, or 4.2%, in other borrowings from $2.4 million at June 30, 2021 to $2.5 million at December 31, 2021, partially offset by a decrease of $570,000, or 21.0%, in other liabilities from $2.7 million at June 30, 2021 to $2.1 million at December 31, 2021, a decrease of $220,000 or 51.6%, in advances from borrowers for taxes and insurance, and a decrease of $17,000, or 2.0%, in advances from the Federal Home Loan Bank from $867,000 at June 30, 2021 to $850,000 at December 31, 2021. The increase in deposits was primarily due to an $11.0 million, or 8.4%, increase in non-interest bearing deposits from $131.0 million at June 30, 2021 to $142.0 million at December 31, 2021, a $9.8 million, or 7.6%, increase in savings deposits from $129.1 million at June 30, 2021 to $138.9 million at December 31, 2021, an increase in NOW accounts of $7.0 million, or 14.3%, from $49.3 million at June 30, 2021 to $56.3 million at December 31, 2021, and a $2.4 million, or 2.7%, increase in money market deposits from $88.2 million at June 30, 2021 to $90.6 million at December 31, 2021, partially offset by a decrease of $24.6 million, or 22.6%, in certificates of deposit from $109.0 million at June 30, 2021 to $84.4 million at December 31, 2021. The Company had $6.0 million in brokered deposits at December 31, 2021 compared to $10.7 million at June 30, 2021. The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At December 31, 2021, the Company had $1.6 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $1.4 million on non-performing assets at June 30, 2021, consisting of six commercial real estate loans to one borrower, three single-family residential loans, and one commercial real estate property at December 31, 2021, compared to six commercial real estate loans to one borrower, three single-family residential loans, and one commercial real estate property and one single family residence in other real estate owned at June 30, 2021. At December 31, 2021, the Company had one single family residential loan and eight commercial real estate loans classified as substandard compared to two single family residential loans and eight commercial real estate loans classified as substandard at June 30, 2021. There were no loans classified as doubtful at December 31, 2021 or June 30, 2021.

Shareholders’ equity increased $683,000, or 1.3%, to $53.4 million at December 31, 2021 from $52.7 million at June 30, 2021. The primary reasons for the changes in shareholders’ equity from June 30, 2021 were net income of $2.5 million, proceeds from the issuance of common stock from the exercise of stock options of $1.2 million, and the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $381,000, partially offset by the repurchase of Company stock of $2.6 million, dividends paid totaling $671,000, and a decrease in the Company’s accumulated other comprehensive income of $213,000.

The Company repurchased 132,505 shares of its common stock during the six months ended December 31, 2021 at an average price per share of $19.46. On November 18, 2020, the Company announced that its Board of Directors approved a tenth stock repurchase program for the repurchase of up to 170,000 shares (split adjusted). As of December 31, 2021, there were 1,495 shares remaining for repurchase under the tenth stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its nine full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”. We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31, 2021	June 30, 2021
	(Unaudited)
ASSETS

Cash and Cash Equivalents (Includes Interest-Bearing Deposits with Other Banks of $62,561 and $91,713 December 31, 2021 and June 30, 2021, Respectively)	$74,402	$104,405
Securities Available-for-Sale	24,244	29,550
Securities Held-to-Maturity (fair value December 31, 2021: $73,023; June 30, 2021: $54,608, Respectively)	74,277	54,706
Loans Held-for-Sale	10,180	14,427
Loans Receivable, Net of Allowance for Loan Losses (December 31, 2021: $4,184; June 30, 2021: $4,121, Respectively)	361,295	336,394
Accrued Interest Receivable	1,130	1,163
Premises and Equipment, Net	15,981	14,915
Bank Owned Life Insurance	7,269	7,214
Deferred Tax Asset	623	819
Real Estate Owned	375	383
Other Assets	1,509	1,755

Total Assets	$571,285	$565,731

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:
Non-interest bearing	$142,001	$131,014
Interest-bearing	370,173	375,582
Total Deposits	512,174	506,596
Advances from Borrowers for Taxes and Insurance	206	426
Short-term Federal Home Loan Bank Advances	36	35
Long-term Federal Home Loan Bank Advances	814	832
Other Borrowings	2,500	2,400
Other Accrued Expenses and Liabilities	2,147	2,717

Total Liabilities	517,877	513,006

SHAREHOLDERS’ EQUITY

Preferred Stock - $0.01 Par Value; 10,000,000 Shares Authorized; None Issued and Outstanding	--	--
Common Stock - $0.01 Par Value; 40,000,000 Shares Authorized: 3,398,407 and 3,350,966 Shares Issued and
Outstanding (split adjusted) at December 30, 2021 and June 30, 2021, Respectively	36	34
Additional Paid-in Capital	39,269	37,583
Unearned ESOP Stock	(696)	(754)
Retained Earnings	14,737	15,587
Accumulated Other Comprehensive Income	62	275

Total Shareholders’ Equity	53,408	52,725

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$571,285	$565,731

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest income
Loans, including fees	$4,311	$5,074	$8,708	$9,721
Investment securities	--	1	--	4
Mortgage-backed securities	345	281	686	597
Other interest-earning assets	30	24	66	42
Total interest income	4,686	5,380	9,460	10,364
Interest expense
Deposits	475	877	1,004	1,848
Federal Home Loan Bank borrowings	10	11	21	23
Other bank borrowings	16	17	26	30
Total interest expense	501	905	1,051	1,901
Net interest income	4,185	4,475	8,409	8,463

Provision for loan losses	61	600	61	1,300
Net interest income after provision for loan losses	4,124	3,875	8,348	7,163

Non-interest income
Gain on sale of loans	710	1,207	1,420	2,618
Income on Bank-Owned Life Insurance	28	33	55	67
Service charges on deposit accounts	282	253	549	500
Other income	16	15	28	28

Total non-interest income	1,036	1,508	2,052	3,213

Non-interest expense
Compensation and benefits	2,306	2,138	4,516	4,352
Occupancy and equipment	443	393	871	769
Data processing	176	201	385	395
Audit and examination fees	118	63	190	129
Franchise and bank shares tax	142	89	271	198
Advertising	70	47	144	73
Legal fees	105	134	205	264
Loan and collection	68	83	140	177
Real estate owned valuation adjustment	--	200	--	200
Deposit insurance premium	39	38	77	68
Other expenses	217	204	420	388

Total non-interest expense	3,684	3,590	7,219	7,013

Income before income taxes	1,476	1,793	3,181	3,363
Provision for income tax expense	300	390	653	713

NET INCOME	$1,176	$1,403	$2,528	$2,650

EARNINGS PER SHARE

Basic	$0.36	$0.44	$0.79	$0.82
Diluted	$0.34	$0.42	$0.73	$0.79

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Selected Operating Ratios(1):
Average interest rate spread	2.99%	3.23%	2.99%	3.06%
Net interest margin	3.15%	3.50%	3.15%	3.34%
Return on average assets	0.82%	1.03%	0.88%	0.99%
Return on average equity	8.71%	10.82%	9.48%	10.40%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.27%	0.91%	0.27%	0.91%
Allowance for loan losses as a percent of non-performing loans	349.78%	96.60%	349.78%	96.60%
Allowance for loan losses as a percent of total loans receivable	1.14%	1.11%	1.14%	1.11%

Per Share Data:
Shares outstanding at period end	3,398,407	3,379,054	3,398,407	3,379,054
Weighted average shares outstanding:
Basic	3,228,274	3,233,602	3,215,954	3,247,770
Diluted	3,474,245	3,368,202	3,475,761	3,361,308
Book value at period end	$15.72	$15.23	$15.72	$15.23
_______________________________
(1) Ratios for the three and six month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President and Chief Executive Officer (318) 222-1145